UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 15, 2014

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ECOSPHERE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

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Delaware	000-25663	20-3502861
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3515 S.E Lionel Terrace, Stuart, FL 34997

(Address of Principal Executive Office) (Zip Code)

(772) 287-4846

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02   Unregistered Sales of Equity Securities.

On September 15, 2014, Ecosphere Technologies, Inc. (the “Company”) entered into a $1,000,000 one-year bridge loan transaction with a large non-affiliated shareholder. The bridge loan provides the Company and its intellectual property brokerage firm, ICAP Patent Brokerage, sufficient time to seek to monetize part of the Company’s intellectual property portfolio.

Under the  Securities Purchase Agreement (the "Agreement") and related agreements with Brisben Water Solutions, LLC (the “Purchaser”), the Purchaser acquired a $1,000,000 convertible promissory note (the “Note”) from the Company which matures one year from issuance and bears interest at 10% per annum. The Note is convertible into common stock of the Company at a fixed price of $0.115 per share, subject to certain customary adjustments in the event of a stock split, dividend, or certain other events affecting the Company’s common stock. The Note and the related warrants do not contain what is commonly referred to as a “death spiral provision” concerning adjustment of the conversion price. The Note is secured by first liens on the Company’s Ecos PowerCube®, the Company’s patent related to the Ecos PowerCube®, and the right to a portion of the proceeds from the sale of the Company’s interest in Fidelity National Environmental Solutions, LLC (collectively, the “Collateral”) to satisfy the debt if the Purchaser elects to. In the event of any sale of the Collateral upon a default under the Note, the Company would be entitled to any proceeds remaining after satisfaction of any amounts outstanding under the Note and related costs.

Pursuant to the Agreement, the Purchaser also acquired 17,391,304 five-year warrants (the “Warrants”) to purchase shares of the Company’s common stock at a price per share of $0.115, and the terms  of approximately 536,000 warrants held by an affiliate of the Purchaser were reset to match the terms of the Warrants.

The Notes and the Warrants were issued without registration under the Securities Act of 1933 in reliance upon the exemption provided in Section 4(a)(2) and Rule 506 thereunder.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit

10.1	Securities Purchase Agreement, dated as of September 12, 2014

10.2	Convertible Promissory Note due September 12, 2015

10.3	Form of Warrant, dated as of September 12, 2014

10.4	Security Agreement, dated as of September 12, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ECOSPHERE TECHNOLOGIES, INC.

By:	/s/ Dennis McGuire
Dennis McGuire Chief Executive Officer

Date:  September 18, 2014